EXHIBIT 99.1

News Release

APRIL 28, 2011
CONTACT:	TOM LAMPEN, CHOICEONE BANK (616) 887-2339 TLAMPEN@CHOICEONE.COM

ChoiceOne Financial Announces First Quarter Earnings For 2011

Sparta, Michigan - James Bosserd, President and Chief Executive Officer of ChoiceOne Financial Services, Inc., announced that ChoiceOne reported net income of $704,000 for the first quarter of 2011 compared to $644,000 in the same period last year. Mr. Bosserd commented "We are pleased with our earnings for the first quarter of 2011. Our net interest income increased while our provision for loan losses decreased. These positives were offset by a decline in our noninterest income and a higher level of noninterest expense." Earnings per share were $0.21 for the first quarter of 2011 compared to $0.20 for the first quarter of 2010.

Net interest income was $4,345,000, or $285,000 higher, in the first quarter of 2011 compared to the same period in 2010. Average interest-earning assets were $9.8 million higher in the first quarter of 2011 than in the same quarter in 2010. The average balance of securities was $17.9 million higher in the first quarter of 2011 as securities were purchased due to sluggish loan demand, as the average balance of loans was $4.2 million lower in the first quarter of 2011 than in the same period in the prior year. ChoiceOne's net interest spread was 25 basis points higher in the first quarter of 2011 than in the first quarter of 2010. This was caused by rate reductions in funding costs being larger than rate reductions on earning assets.

The provision for loan losses was $1,000,000 in the first quarter of 2011, compared to $1,050,000 in the first quarter of 2010. Net charge-offs in the first quarter of 2011 were $998,000, compared to $685,000 in the same quarter in 2010. ChoiceOne's allowance for loan losses was 1.52% of total loans as of March 31, 2011, compared to 1.49% as of December 31, 2010 and 1.48% as of March 31, 2010. Total nonperforming loans were $9.8 million as of March 31, 2011, compared to $8.4 million as of December 31, 2010 and $13.0 million as of March 31, 2010. The change in nonperforming loans in the first quarter of 2011 was caused by an increase of $1.7 million in nonaccrual loans since the end of 2010. Nonaccrual commercial loans were $1.9 million higher as of March 31, 2011 than as of December 31, 2010.

Noninterest income was $1,400,000 in the first quarter of 2011, which represented a decrease of $107,000 or 7% compared to the same period in 2010. Gains on sales of securities declined $353,000 from the first quarter of 2010 to the same quarter of 2011. Approximately $386,000 of securities gains were recognized in the first quarter of 2010 from sales of preferred stock that represented a recovery of losses recognized on money market preferred securities in the fourth quarter of 2009. Customer service charges were $81,000 higher in the first quarter of 2011 compared to the same period in 2010 as a result of growth in debit card fees.

Noninterest expense of $3,867,000 was $169,000 or 5% higher in the first quarter of 2011 than in the first quarter of 2010. Salaries and benefits expense grew $128,000 as a result of staffing additions, higher commission expense from mortgage loan originations, and changes in other benefit accounts.

Total assets grew $11.2 million in the first quarter of 2011 and have grown $30.7 million in the twelve months ended March 31, 2011. Cash and cash equivalents have grown both during the quarter and the last twelve months as funds obtained from deposit growth have been held at ChoiceOne's correspondent banks until they can be deployed into loans or securities. Securities increased $12.2 million in the first quarter of 2011 and $24.1 million in the twelve months ended March 31, 2011 as funds were invested to maintain earning assets. Loans have declined $6.2 million since the end of 2010 and $4.3 million since March 31, 2010 due to sluggish loan demand and payments by certain of ChoiceOne's borrowers. Checking, money market, and savings accounts increased $11.4 million in the first quarter of 2011 and $31.0 million in the twelve months ended March 31, 2011 while local certificates of deposit decreased slightly in the first quarter of 2011. "Our growth in checking, money market, and savings accounts demonstrates our commitment to developing relationships with our customers," Bosserd stated. "Growth in these core deposits has allowed us to improve our net interest margin and liquidity."

ChoiceOne Financial Services, Inc. is a financial holding company headquartered in Sparta, Michigan and the parent corporation of ChoiceOne Bank. ChoiceOne Bank operates thirteen full service offices in parts of Kent, Ottawa, Muskegon, and Newaygo Counties. ChoiceOne Bank offers insurance and investment products through its subsidiary, ChoiceOne Insurance Agencies, Inc. For more information, please visit ChoiceOne's website at www.choiceone.com.

Condensed Balance Sheets
(Unaudited)
(In Thousands)	3/31/2011	12/31/2010	3/31/2010
Cash and Cash Equivalents	$29,175	$24,074	$17,124
Securities	107,134	94,979	83,007
Loans	307,664	313,821	312,001
Premises and Equipment	12,386	12,525	12,329
Other Assets	35,390	35,125	36,574
Total Assets	$491,749	$480,524	$461,035
Noninterest-bearing Deposits	$67,464	$66,932	$60,708
Interest-bearing Demand Deposits	127,650	118,874	109,425
Savings Deposits	45,692	43,572	39,639
Local Certificates of Deposit	152,522	152,602	150,407
Nonlocal Certificates of Deposit	7,904	7,904	6,291
Borrowings	30,433	30,722	35,915
Other Liabilities	5,131	5,605	5,283
Total Liabilities	436,796	426,211	407,668
Shareholders' Equity	54,953	54,313	53,367
Total Liabilities and Shareholders' Equity	$491,749	$480,524	$461,035

Condensed Statements of Income
(Unaudited)

	Quarter Ended
(In Thousands, Except Per Share Data)	3/31/2011	3/31/2010
Interest Income	$5,282	$5,438
Interest Expense	937	1,378
Net Interest Income	4,345	4,060
Provision for Loan Losses	1,000	1,050
Noninterest Income	1,400	1,507
Noninterest Expense	3,867	3,698
Income Before Income Tax	878	819
Income Tax Expense	174	175
Net Income	$704	$644
Basic Earnings Per Share	$0.21	$0.20
Diluted Earnings Per Share	$0.21	$0.20
Performance Ratios
Return on Average Assets (Annualized)	0.58%	0.56%
Return on Average Equity (Annualized)	5.16%	4.84%
Net Interest Margin (Tax Equivalent)	4.18%	3.93%
Efficiency Ratio	67.7%	71.4%
Net Loan Charge-offs	$998	$685
Net Loan Charge-offs as Percentage of
Average Loans (Annualized)	1.27%	0.86%

Forward-Looking Statements
This press release contains forward-looking statements. Words such as "anticipates," "believes," "estimates," "expects," "intends," "is likely," "plans," "predicts," "projects," "may," "could," variations of such words and similar expressions are intended to identify forward-looking statements. Management's determination of the provision and allowance for loan losses, the carrying value of goodwill and loan servicing rights, and the fair value of investment securities (including whether any impairment on any investment security is temporary or other than temporary) and management's assumptions concerning pension and other postretirement benefit plans involve judgments that are inherently forward-looking. These statements reflect management's current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Furthermore, ChoiceOne undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

Risk factors include, but are not limited to, the risk factors described in Item 1A in ChoiceOne Financial Services, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2010; changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking laws and regulations; changes in tax laws; changes in prices, levies and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of pending and future litigation and contingencies; trends in customer behavior as well as their abilities to repay loans; changes in the local and national economies; changes in market conditions; the level and timing of asset growth; various other local and global uncertainties such as acts of terrorism and military actions; and current uncertainties and fluctuations in the financial markets and stocks of financial services providers due to concerns about capital levels and credit availability and concerns about the Michigan economy in particular. These are representative of the risk factors that could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

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EDITORS NOTE: Media interviews with ChoiceOne Bank executives are available by calling Tom Lampen at (616) 887-2339 or tlampen@choiceone.com. Electronic versions of bank official headshots are also available.